AMERICAN POWER CORP. APPROVES EXPLORATION DRILLING PROGRAM

DENVER, CO, October 28, 2010 – American Power Corp. (OTCBB: TGMP; “American Power” or “the Company”) is pleased to provide an update on its operations at the Pace Coal Project located in Judith Basin County, Montana.

As announced on our press release dated August 30, 2010, American Power retained Weir International Inc. of Downers Grove, Illinois (“Weir”) to prepare an exploration drilling program and to supervise its execution in order to evaluate the coal reserve potential on our Pace Coal property. The board of directors of American Power subsequently approved the drilling program presented by Weir and the Company is currently working on the drilling permitting process with the objective to initiate drilling operations during the first quarter of 2011.

American Power’s planned drilling program consists of 61 drilling locations and would involve a total of 52,740 feet of drilling. The program’s aim is to place a significant portion of the coal holdings in our acreage in the proven and probable reserve classifications, with an ultimate goal of establishing sufficient resources to support a greater than 20 year operational mine life. The drilling will be followed by a period of interpretation and modeling, which should lead to independent reserve and mine feasibility studies to be produced by Weir.

“We are very excited to have finalized the design of our drilling program and to be now working on getting the necessary approvals to begin field operations during the first quarter of next year,” commented Al Valencia, Chief Executive Officer of American Power. “This is yet another positive step forward for the company as it seeks to re-establish coal production in this area of Montana,” added Mr. Valencia.

About American Power Corp.

American Power Corp. is a publicly traded, dynamic energy company based in Denver, Colorado. The Company was established with the focus of acquiring near-term, large-scale coal projects in close proximity to national transportation links. American Power envisions developing its large coal resources to support electricity generation.

American Power is a member of the Montana Mining Association, and holds approximately 29,000 acres in Judith Basin County, Montana. The estimated resources in place, based on exploration work conducted by Mobil Oil Co. (now ExxonMobil Corp.), in several independent studies, range from 172 million up to 410+ million tons of high volatile bituminous B coal.

American Power Corp. trades on the NASD OTC BB under ticker symbol TGMP. Shareholders are invited to contact corporate communications toll free at (800) 537-1110 for further information or visit the Company’s website at www.americanpowerco.com.

ON BEHALF OF THE BOARD OF DIRECTORS,

American Power Corp.
Al Valencia, CEO

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements in this news release include that American Power Corp.’s 29,000-acre leases in Judith Basin County, Montana, have high volatile bituminous B coal in the range of 172 and 410+ million tons. Readers should also refer to the risk disclosures outlined in the Company’s quarterly reports on Form 10-QSB, annual reports on Form 10-KSB, and the Company’s other disclosure documents filed from time-to-time with the Securities and Exchange Commission available at www.sec.gov

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission (“SEC”) permits mining companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this document that SEC’s guidelines may prohibit us from including in filings with the SEC.

Investor Relations Information:

Toll Free: 1-800-537-1110
E-mail: ir@americanpowerco.com